Exhibit 10
FIRST AMENDMENT TO EMPLOYMENT CONTRACT AND
EXPATRIATE LETTER AGREEMENT
THIS AMENDMENT is effective 1 September 2010, between Western Union Financial Services GmbH, Schubertring 11, 1010 Vienna, Austria, (hereinafter referred to as the “Company” and/or “Western Union”), The Western Union Company, and Hikmet Ersek (“Employee”) (“First Amendment”);
WHEREAS, the Company and Employee entered into an Employment Contract dated 9 November 2009 (“Employment Contract”), and, with The Western Union Company as an additional party, entered into an Expatriate Letter Agreement also dated 9 November 2010 (“Expatriate Agreement”), which is attached as Exhibit 1 to the Employment Contract and which forms, during its term, part of the Employment Contract;
WHEREAS, the Board of Directors of The Western Union Company appointed Employee to the position of President and Chief Executive Officer of The Western Union Company effective 1 September 2010; and
WHEREAS, the parties wish to continue the Expatriate Agreement as agreed to by the parties at the time the Employee accepted the position of Chief Operating Officer (subject to the terms of this First Amendment) through the final termination date originally contemplated thereunder, 31 December 2011, at which time the Employee will cease to be entitled to any of the benefits available thereunder, even though the Employee will remain employed in the United States.
NOW, THEREFORE, the parties wish to amend the Employment Contract and the Expatriate Agreement to reflect Employee’s appointment to the position of President and Chief Executive Officer of The Western Union Company and now hereby agree to enter into this First Amendment to the Employment Contract and Expatriate Agreement as provided below, effective 1 September 2010:
Amendments to Employment Contract
1)	The introductory paragraph of the Employment Contract is deleted in its entirety and replaced in its entirety as set forth below:

Western Union Financial Services GmbH, Schubertring 11, 1010 Vienna, Austria, hereinafter referred to as the “Company” and/or “Western Union”, is pleased to recognize your appointment to the position of President and Chief Executive Officer of The Western Union Company, effective 1 September 2010. Additionally you will continue to be a managing director (“Geschäftsführer”) of the Company. Effective 1 September 2010, your expatriate assignment to the United States will be governed by the terms of an Expatriate Letter Agreement with the Company and The Western Union Company (the “Expatriate Agreement”), as may be amended from time to time, a copy of which is attached as Exhibit 1 and which forms — during its term - part of this Agreement.

2)	Subsection 1.1 of the Employment Contract is deleted in its entirety and amended and replaced in its entirety as set forth below:

1.1	The term of your employment pursuant to this Agreement as Chief Executive Officer begins on 1 September 2010, in accordance with the clauses and conditions listed in this Agreement. You will continue to receive service credit from the Company for the time you have spent with any Group Company and will be entitled to all applicable rights under the laws of Austria.

You have been appointed to the position as a managing director (“Geschäftsführer”) of the Company as a matter of Austrian corporate law by a shareholders` resolution as of 4 November 2009 and shall continue in that role.
3)	Subsection 1.3 of the Employment Contract is amended by deleting the third paragraph in its entirety and replacing the same as set forth below:
1.3	As Managing Director you shall fully and faithfully carry out all directions and instructions given to you by the Company. In addition, you shall regularly and at all times upon request, report to the shareholders of the Company, The Western Union Company, and the Board.
4)	Subsection 1.4 of the Employment Contract is deleted in its entirety and replaced in its entirety as set forth below:
1.4	The Company may, in its discretion, second your services to another company in the Company’s related group of companies (“Group Companies”, see 1.6 below). During the term of the Expatriate Agreement, you shall be seconded to The Western Union Company, your normal place of work will be Englewood, Colorado U.S.A., unless a change in location (which shall remain within the U.S.A.) is agreed to in advance by the Board, and you shall be called to work at that place on all days devoted to business, except for travel for professional reasons. Following the expiration of the Expatriate Agreement, you shall remain seconded to The Western Union Company for as long as you remain Chief Executive Officer of The Western Union Company, your normal place of work will be Englewood, Colorado U.S.A., unless a change in location (which shall remain within the U.S.A.) is agreed to in advance by the Board, and you shall be called to work at that place on all days devoted to business, except for travel for professional reasons. You expressly agree and accept that your workplace may be changed or transferred. In addition, you expressly agree and accept that you may be required to travel worldwide on the Company’s business and to work in other countries in the proper performance of your duties or as the Company may reasonably direct, at no extra pay or remuneration. The Company will, insofar as is reasonably possible, undertake to obtain all necessary work permits, visas and permission to enable you to work in such places as you may be required to work.
5)	Subsection 2.1 of the Employment Contract is deleted in its entirety and replaced in its entirety as set forth below:
2.1	For giving your entire time and attention to the work assigned to you, you shall receive a basic gross annual salary of U.S. $900,000, subject to the approval of the Compensation Committee. Such annual basic salary shall be payable in 12 substantially equal installments at the beginning of each calendar month, net of all the deductions or withholdings authorized or required by law.

Amendments to Expatriate Agreement
6)	The introductory paragraphs of the Expatriate Agreement are deleted in their entirety and replaced in their entirety as set forth below:

This Expatriate Letter Agreement (“Letter Agreement”) will serve to confirm our mutual understanding of the terms and conditions applicable to your expatriate package effective 1 September 2010. You agree to maintain entry documents or visas as necessary to remain working in the U.S.A. (the “Host Country”). The term of this Letter Agreement will end on 31 December 2011. Your home city and country are Vienna, Austria (the “Home Country”) and you will remain employed by Western Union Financial Services Gmbh (“the Austrian Company”) during the term of this Letter Agreement, unless you, The Western Union Company and the Austrian Company mutually agree otherwise (hereinafter The Western Union Company and the Austrian Company are referred to collectively as the “Company” unless specifically designated). This Letter Agreement is subject to your execution of the First Amendment to the Employment Contract with the Austrian Company to which this Letter Agreement is attached as Exhibit 1 (the “Employment Agreement”).

The expatriate benefits provided under this Letter Agreement will expire on 31 December 2011. Your expatriate assignment will generally be subject to the terms of the Expatriate Policy (the “Expatriate Policy”), but if there is any conflict between the terms of the Expatriate Policy and this Letter Agreement, the terms of this Letter Agreement will govern. Following the term of this Letter Agreement, you will not be repatriated to the Home Country, but will remain seconded to The Western Union Company for as long as you remain Chief Executive Officer of The Western Union Company and your normal place of work will be Englewood, Colorado U.S.A., unless a change in location (which shall remain within the U.S.A.) is agreed to in advance by the Board of Directors of The Western Union Company.

7)	Paragraph 7 of the Expatriate Agreement – “Term and Termination” shall be deleted in its entirety and replaced in its entirety as set forth below:
7.	Term and Termination

This Letter Agreement will expire automatically on 31 December 2011 without notice unless (i) terminated earlier pursuant to this Section, or (ii) terminated earlier as a result of termination of the Employment Agreement (see Section 15).

The Company shall have the right, at any time during the assignment, to terminate this Letter Agreement (without simultaneous termination of the Employment Agreement) with one month’s prior notice. If your employment with the Company is terminated as well, you acknowledge that such termination of employment will require the immediate settlement of all outstanding tax, travel and other advances in relation to the present assignment. If you are living in Company-paid leased housing, you agree to vacate the housing within 30 days of your termination of employment.
8)	Paragraph 11 of the Expatriate Agreement — “Other Agreements” shall be deleted in its entirety and replaced in its entirety as set forth below:

11.	Other Agreements

You acknowledge that this Letter Agreement during its term is made a part of the Employment Contract between you and Western Union Financial Services GmbH, originally effective 1 January 2010, as amended by the First Amendment thereto effective 1 September 2010.
IT IS FURTHER AGREED that except as hereby amended in this First Amendment to the Employment Contract and Expatriate Letter Agreement, all other terms and provisions in the Employment Contract and Expatriate Letter Agreement dated 9 November 2009 shall remain in full force and effect.
Western Union Financial Services GmbH

/s/ Tim Keane Tim Keane	Dated: 7th October 2010
represented by its sole shareholder,
Western Union Processing Limited

The Western Union Company

/s/ Grover Wray Grover Wray	Dated: 7th October 2010
I have read and understand the First Amendment and I accept and agree to continue employment under the terms and conditions set forth in the Employment Contract and Expatriate Letter Agreement as amended in this First Amendment by signing below and returning the same to the Company.

Agreed and Accepted by:	/s/ Hikmet Ersek Hikmet Ersek

Dated:	5th October 2010